Exhibit 10.1

PROVIDIAN FINANCIAL CORPORATION
2000 STOCK INCENTIVE PLAN

RESTRICTED STOCK GRANT AGREEMENT

Providian Financial Corporation, a Delaware corporation (the “Company”), hereby awards shares of its Common Stock (“Shares”) as a stock award to the Participant named below, subject to the terms and conditions set forth in this Restricted Stock Grant Agreement (“Agreement”) and the Company’s 2000 Stock Incentive Plan (the “Plan”), as amended from time to time.

Date of Award:

Name of Participant (“Grantee”):

Number of Shares of Stock Awarded:

Fair Market Value Per Share on Date of Award:

Aggregate Fair Market Value of Stock on Date of Award:

The Plan and Other Agreements

The terms and conditions of the Plan are incorporated into this Agreement by reference. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement are used as defined in the Plan.

This Agreement and the Plan constitute the entire understanding between Grantee and the Company regarding this Restricted Stock Grant. Any prior agreements or understandings related to the subject herein are superseded.

Vesting

As long as Grantee renders continuous Service, Grantee’s interest in the Shares will become fully vested on [ ]. The vesting of the Shares may be accelerated under certain circumstances, as provided in the Plan.

Escrow

The Shares will be deposited in escrow and remain in escrow until such time as the Shares are released to Grantee or forfeited in accordance with the provisions of the Plan. When Grantee’s interest in the Shares vests as described under the heading “Vesting” above, the vested Shares will be released from escrow within a reasonable period following the vesting date.

Voting and Other Rights	Grantee shall have all the rights and privileges of a stockholder of the Company while the Shares are held in escrow, including the right to vote and to receive dividends (if any).

Code Section 83(b) Election

Grantee may elect to be taxed at the time this award is made, rather than when the Shares cease to be subject to forfeiture restrictions, by filing an election under Section 83(b) of the Internal Revenue Code with the Internal Revenue Service within 30 days after the Date of Award, and by providing a copy of such election to the Company. You should consult with your tax advisor regarding the consequences of such an election.

Taxation on Restricted Shares	Applicable taxes associated with the Shares will be due as they vest and are released to Grantee.

Restrictions on Resale

Grantee agrees not to sell, transfer or otherwise dispose of any Shares prior to their vesting or at any time when applicable laws, regulations or Company policies prohibit such sale, transfer or other disposition. Grantee agrees to comply with the Company’s policies and procedures, including the Insider Trading Policy, and applicable regulatory requirements in connection with the vesting or sale of Shares.

Applicable Law	This Agreement will be construed under the laws of the State of California.